Exhibit 99.2

CPS TECHNOLOGIES CORPORATION
Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Product sales	$8,803,695	$4,247,116	$24,388,272	$15,190,063

Cost of product sales	7,301,129	4,770,548	20,318,390	15,037,177

Gross profit	1,502,566	-523,432	4,069,882	152,886

Selling, general, and administrative expenses	1,226,484	963,064	3,527,223	3,214,831

Income (loss) from operations	276,082	(1,486,496)	542,659	(3,061,945)

Other income, net	45,483	70,974	114,985	241,845

Net income (loss) before income taxes	321,565	(1,415,522)	657,644	(2,820,100)
Income tax provision (benefit)	113,601	(372,683)	249,885	(679,803)

Net income (loss)	$207,964	$(1,042,839)	$407,759	$(2,140,297)
Other comprehensive income
Net unrealized gains (losses)on available for sale securities	(2,293)	8,745	7,913	17,446
Reclassification adjustment for gains included in net income	-	-	-16,237	-
Total other comprehensive income (loss)	(2,293)	8,745	-8,324	17,446
Comprehensive income (loss)	205,671	(1,034,094)	399,435	(2,122,851)

Net income (loss) per basic common share	$0.01	$(0.07)	$0.03	$(0.15)

Weighted average number of basic common shares outstanding	14,527,126	14,525,664	14,526,349	14,521,365

Net income (loss) per diluted common share	$0.01	$(0.07)	$0.03	$(0.15)

Weighted average number of diluted common shares outstanding	14,674,384	14,525,664	14,598,576	14,521,365

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	September 27, 2025	December 28, 2024
ASSETS

Current assets:
Cash and cash equivalents	$3,234,142	$3,280,687
Marketable securities, at fair value	1,054,079	1,031,001
Accounts receivable-trade	5,400,080	4,858,208
Accounts receivable-other	376,652	177,068
Inventories, net	5,383,680	4,331,066
Prepaid expenses and other current assets	328,249	480,986
Total current assets	15,776,882	14,159,016
Property and equipment:
Production equipment	10,599,479	10,382,379
Furniture and office equipment	910,310	891,921
Leasehold improvements	997,830	997,830
Total cost	12,507,619	12,272,130
Accumulated depreciation and amortization	(10,737,391)	(10,377,756)
Construction in progress	216,193	108,874
Net property and equipment	1,986,421	2,003,248
Net intangible assets	23,746	-
Right-of-use lease asset	370,000	186,000
Deferred taxes, net	2,279,253	2,528,682
Total Assets	$20,436,302	18,876,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	-	8,130
Accounts payable	3,530,052	3,053,712
Accrued expenses	1,298,268	913,279
Deferred revenue	74,257	172,429
Lease liability, current portion	161,000	160,000

Total current liabilities	5,063,577	4,307,550

Deferred revenue – long term	31,277	31,277
Long term lease liability	209,000	26,000

Total liabilities	5,303,854	4,364,827
Commitments & Contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,666,987 and 14,661,487 shares; outstanding 14,529,277 and 14,525,960 shares at September 27, 2025 and December 28, 2024, respectively	146,670	146,615
Additional paid-in capital	40,809,151	40,580,387
Accumulated other comprehensive income	7,176	15,500
Accumulated deficit	(25,482,486)	(25,890,245)
Less cost of 137,710 and 135,527 common shares repurchased at September 27, 2025 and December 28, 2024, respectively	(348,063)	(340,138)

Total stockholders’ equity	15,132,448	14,512,119

Total liabilities and stockholders’ equity	$20,436,302	$18,876,946